Clearant, Inc. Reports Record Preliminary Nine
Month 2008 Revenue Results

3rd Quarter 2008 Preliminary Revenue Increases 189% vs 3rd Quarter 2007
Results

LOS ANGELES, CA—(MARKET WIRE)—November 12, 2008 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process® designed to substantially reduce all types of pathogens in biological products including HIV, today announced that preliminary revenues for the nine months ending September 30, 2008 increased 88% to $1.43 million compared to $0.76 million for the nine months ending September 30, 2007.

Preliminary direct distribution revenue grew to a record $1.18 million for the first nine months of 2008, compared to $0.44 million for the first nine months of 2007, a 169% increase. Preliminary revenues from licensing, fee for service, and contract research activities which the Company intends to de-emphasize in the future, decreased to $248,000 for the first nine months of 2008 from $323,000 for the first nine months of 2007.

Preliminary revenues for the 3rd quarter ending September 30, 2008 increased 189% to $0.46 million compared to $0.16 million in the 3rd quarter 2007.

Preliminary direct distribution revenue grew to $0.42 million for the 3rd quarter of 2008 compared to $0.14 million in the 3rd quarter of 2007, a 210% increase. Preliminary revenues from licensing, fee for service, and contract research activities increased to $41,000 in the 3rd quarter 2008 compared to $24,000 in the 3rd quarter 2007.

More detailed information about Clearant’s third quarter 2008 results can be found in its Quarterly Report due on November 14, 2008.

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570
www.clearant.com